Exhibit 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME ANNOUNCES FILING OF FORM 12b-25; PROVIDES SUMMARY OF EXPECTED FINANCIAL RESULTS FOR THREE MONTHS AND FULL-YEAR ENDED DECEMBER 31, 2010

New York, New York, March 16, 2011 - General Maritime Corporation (NYSE: GMR) today announced that it is engaged in ongoing discussions with prospective lenders and investors to seek additional liquidity through potential restructuring or refinancing of its existing credit facilities and/or issuance of debt or equity which have not yet concluded.  As a result of the Company’s pursuit of these initiatives, General Maritime is not able to complete the preparation, review and filing of its Annual Report on Form 10−K for the fiscal year ended December 31, 2010 within the prescribed time period without unreasonable effort and expense.  General Maritime is filing a Form 12b-25 with the Securities and Exchange Commission for an extension of time to file its 2010 Annual Report on Form 10-K.  The Company now expects to file its Form 10−K on or before March 31, 2011.

The Company’s Board of Directors has established a committee comprised of independent directors to oversee these potential financing transactions as Peter C. Georgiopoulos, the Company’s Chairman, may have an economic interest in the counterparty to such a financing transaction.

The Company has provided a brief summary of its expected financial results for the three months and full year ended December 31, 2010.  The Company expects to issue a full earnings release and hold an earnings conference call on or before March 31, 2011.

Excluding the non-cash impairment charges discussed in the next paragraph, the Company expects to record a net loss of approximately $39 million for the three months ended December 31, 2010, compared to a net loss of $12.0 million from the prior year period.  Management believes that this measure enhances the understanding of the effect of net loss on the Company’s liquidity.

For the three months ended December 31, 2010, the Company expects to record a loss on impairment of vessels of approximately $100 million, for which there was no comparable loss in the prior year period.  For the three months ended December 31, 2010, the Company expects to record a loss on impairment of goodwill of approximately $28 million compared to $40.9 million during the prior year period.

For the three months ended December 31, 2010, the Company expects net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), of approximately $51 million compared to $60.1 million for the prior year period.

For the three months ended December 31, 2010, the Company expects to have an operating loss of approximately $144 million as compared to an operating loss of $40.1 million for the prior year period.  Additionally, the Company’s net interest expense is expected to increase to approximately $23 million for the three months ended December 31, 2010 compared to $13.8 million for the prior year period.  As a result of this, the Company’s net loss is expected to increase to approximately $167 million for the three months ended December 31, 2010 compared to a net loss of $52.9 million during the prior year period.

The Company expects to report the following results of operations for the year ended December 31, 2010.  Excluding the non-cash impairment charges discussed in the next paragraph, the Company expects its net loss for the year ended December 31, 2010 to be approximately $89 million compared to net income of $28.9 million for the prior year.

For the year ended December 31, 2010, the Company expects to record a loss on impairment of vessels of approximately $100 million, for which there was no comparable loss in the prior year.  For the year ended December 31, 2010, the Company expects to record a loss on impairment of goodwill of approximately $28 million compared to $40.9 million for the prior year.

The Company expects net voyage revenue for the year ending December 31, 2010 to be approximately $235 million compared to $291.6 million for the prior year.

The aforementioned non-cash losses are expected to be included in operating (loss) income and are expected to be the primary causes of the change in operating (loss) income for the year ended December 31, 2010 as compared to the prior year.  During the year ended December 31, 2010, the Company expects to have an operating loss of approximately $133 million as compared to operating income of $24.8 million for the prior year.  Additionally, the Company’s net interest expense is expected to increase to approximately $82 million for the year ended December 31, 2010 compared to $37.3 million for the prior year.  As a result, the Company’s net loss is expected to increase to approximately $217 million for the year ended December 31, 2010 as compared to a net loss of $12.0 million during the prior year.

The foregoing information is based on the Company’s preliminary estimates of its results of operations for the three months and full year ended December 31, 2010 and anticipated changes from the prior year. The Company’s estimates are subject to change, and actual results may differ significantly from these estimates.

About General Maritime Corporation

General Maritime Corporation is a leading crude and products tanker company serving principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 32 tankers - seven VLCC, eleven Aframax, eleven Suezmax tankers, two Panamax and one Product tanker - with a total carrying capacity of approximately 5.2 million dwt. The Company also has three Product tankers that are chartered-in with options to purchase the vessels. The Company controls tonnage totaling 5.3 million dwt, including the owned fleet and the chartered-in fleet.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: loss or reduction in business from the Company’s significant customers; the failure of the Company’s significant customers to perform their obligations owed to us; changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; adverse changes in foreign currency exchange rates affecting the Company’s expenses; the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire vessels; sourcing, completion and funding of financing on acceptable terms; financial market conditions and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2009 and its subsequent reports on Form 10-Q and Form 8-K.